Exhibit 99.1

Gulf Island Fabrication, Inc. Signs Agreement to Construct Jackets and Piles For PEMEX Project

     HOUMA, La.--(BUSINESS WIRE)--Nov. 30, 2004--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announces that it's wholly-owned subsidiary, Gulf Island, L.L.C., has executed a contract through Keppel SLP Consortium to fabricate two jackets and piles for PEMEX Exploracion y Produccion, a subsidiary of Petroleos Mexicanos (PEMEX), Mexico's National Oil Company.
     The Keppel SLP Consortium comprises four partners, namely Keppel Offshore & Marine USA Inc., SLP Engineering Ltd, AMFELS Inc. and Gulf Island L.L.C.
     The platforms, to be called HA-KU-S and HA-KU-M, are to be installed in the Ku-Maloob-Zaap field in the Bay of Campeche, Gulf of Mexico, by first quarter of 2006.
     The value of this contract, in addition to other contracts destined for West Africa, the North Sea and the Gulf of Mexico, that have been awarded to the Company since its press release dated October 27, 2004, will increase revenue backlog by $58.7 million and labor backlog by approximately 645 thousand man-hours.
     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

     CONTACT: Gulf Island Fabrication, Inc., Houma
              Kerry J. Chauvin, 985-872-2100
              or
              Joseph "Duke" Gallagher, 985-872-2100